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                                                                     Exhibit 4.1

Unaudited translation

                                    PetroFina

                         company with limited liability

           Registered office : 52 rue de l'Industrie, B-1040 Brussels V.A.T. BE 403.079.441 - Brussels Commercial Register no 227.957

              CHARTER AND AMENDMENTS TO THE ARTICLES OF ASSOCIATION

Incorporated under the record drawn up by Alphonse Louis Jean Cols, Notary in Antwerp, on February 25, 1920 as published in the Supplement to the Belgian official gazette of March 15-16-17, 1920, no 2415; extended for a new period of thirty years under the record published in the Supplement to the Belgian official gazette of March 15, 1950, no 3819, and for an undetermined period of time under the record dated May 12, 1978 and published in the Supplement to the Belgian Official Gazette of June 1, 1978, no 1487-20.

The articles of association have been amended under records published in the Supplement to the Belgian official gazette in 1922: No. 1,908; in 1924: No. 12,375; in 1927; No. 13,128; in 1929: No. 19,124; in 1936: No. 10,104; in 1937:
No. 10,224; in 1950: No. 3,819 and No. 24,762; in 1951: No. 7,327; in 1955: No.
923, No. 12,158 and No. 24,016; in 1956: No. 5,289 and No. 23,245; in 1957: No.
18,331; in 1958: No. 16,980; in 1960: No. 7,734 and No. 23,022; in 1964: No. 458
and No. 5,894; in 1965: No. 17,225; in 1966: No. 14,703 and No. 28,608; in 1967:
No. 1516-3 and No. 1517-1; in 1968: No. 1502-1 and 1502-2; in 1969: No. 1563-2
and No. 1564-1; in 1970: No. 2817-2, No. 2858-4, No. 3101-19 and No. 3403-1; in
1971: No. 897-2 and No. 1762-2; in 1973: No. 2312-1 and No. 2650-1; in 1976: No.
1917-2 and No. 3227-8; in 1978: No. 1487-20 and No. 1941-9; in 1981: No.
1377-27; in 1982: No. 1244-4 and No. 1856-21; in 1984: No. 1921-3 and No.
2513-6; in 1985: No. 850606-9 and 850824-63; in 1986: No. 860610-466; in 1988:
No. 880611-17 and No. 881019-172; in 1990: No. 900629-76; in 1993: No.
930528-475; in 1995: No. 950201-68; in 1996: No. 960622-101; in 1997: No.
970628-457

as well as under records that confirm the increase in capital, in particular within the limits of the authorized capital, the last having been published on March 28, 1996 (Supplement to the Belgian official gazette of April 30, 1996, no 960430-358).

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COORDINATION OF THE ARTICLES OF ASSOCIATION

Amended most recently under records dated June 11, 1997.


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                                    SECTION I

                NAME, REGISTERED OFFICE, CORPORATE PURPOSE, TERM

ARTICLE 1:

      The company is a company with limited liability. It is named "PetroFina."

      It is, within the meaning of company law, a public company.

      It is listed on the stock exchanges of Brussels, Antwerp, Paris, Amsterdam, Frankfurt, Zurich, Geneva, Basle and London.

ARTICLE 2:

      The registered office of the company is established in the Brussels-Capital Region. It is currently located at 52, rue de l'Industrie, Brussels. It may be relocated within this Region by resolution of the Board of Directors.

      By an ordinary resolution of the Board of Directors, the company may set up offices, subsidiaries or agencies in Belgium and abroad.

      In the event of war or of social or political unrest, the registered office may be moved, by an ordinary resolution of the Board of Directors, to other cities in Belgium or abroad until conclusion of a peace treaty or restoration of order.

ARTICLE 3:

      The purpose of the company consists in conducting all financial, trade, industrial or transport activities, and in particular those having for their object:

a/ Trade and industry of crude oil, naphthas, benzines, paraffins, kerosenes, lubricants, residues and other oil derivatives.

      Exploitation of oil fields owned or held under concessions or leases in any country.

      Acquisition, concession and leasing of any oil field and related businesses.

      Distillation and refining of oil; acquisition, construction, rent and operation of facilities suitable for these purposes.

      Test boring, drilling, and mining research.

      Construction, acquisition and operation of pumping stations and of all means of transport connected with its principal objectives such as pipelines, rail tankers, barges and tankers.

      In the widest sense, anything else concerning the business of oil and oil derivatives.

b/ Participation, in any country, directly or indirectly, in any operation or undertaking of any kind connected with minerals in the widest sense as provided in paragraph a/ above with regard to oil.


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c/    Financial or other involvement in any undertaking or company whose object would be connected directly or indirectly with one or another branch of its industry or trade; this involvement may take place in any way, but in particular via investments, mergers, takeovers, formation of joint ventures, participations, loans, purchase of shares, of holdings, of debentures or in any other manner.

ARTICLE 4 :

      The company is established for an unlimited period of time.

      It may be dissolved at any time by resolution of the general shareholders' meeting deliberating as for an amendment of the articles of association and in accordance with company law.

      The company may merge, in the same manner, with other companies having a similar corporate purpose.

                                   SECTION II

                            CAPITAL, SHARES, PAYMENTS

ARTICLE 5 :

      The subscribed capital of the company is set at fourty-three billion six hundred and five million two hundred seventy-nine thousand nine hundred sixty-six (43,605,279,966) francs and it is represented by twenty-three million four hundred twenty thousand four hundred thirty-two voting shares (23,420,432) without nominal value.

      The corporate capital may also be represented by non-voting preferred shares, created by the general shareholders' meeting or the Board of Directors.

ARTICLE 6:

      Every person or legal entity owning or acquiring voting shares in the company must inform the company and the Commission bancaire et financiere of the number of shares held when the voting rights associated with said shares amount to three (3) percent or more of all voting rights existing at the time when the event giving rise to the duty to inform occurs.

      In the case of a subsequent acquisition of shares, the same information must be provided when, as a result of this acquisition, the voting rights associated with said shares amount to five (5) percent, ten (10) percent, fifteen (15) percent, or any higher multiple of five (5) percent, of all voting rights existing when the event giving rise to the duty to inform occurs.

      In the case of a transfer of shares, the same information must be provided when, as a result of this transfer, the number of voting rights falls below one of the above mentioned thresholds.

      To the shares owned, acquired or transferred by this person or legal entity shall be added all shares owned, acquired or transferred by :

- a third party acting in its own name, but for the account of said person or entity;


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-     a person or legal entity related to said person or entity;

- a third party acting in its own name, but for the account of a person or legal entity related to said person or entity.

      Likewise, the numbers of shares owned, acquired or transferred by persons and/or entities who act in concert for purposes of owning, acquiring or transferring shares to which three (3) percent or more of voting rights are attached shall be added together.

      When a person or a legal entity holds, acquires or transfers the direct or indirect control, in law or in fact, of another company owning, in particular through the effect of concerted action as defined by the law, three (3) percent or more of the voting shares of the company, said person or entity must so inform the company and the Commission bancaire et financiere. When several persons and/or entities jointly control such a company, each of them must make this disclosure.

      The above-mentioned declarations must be sent to the company and the Commission bancaire et financiere at the latest the second business day after the event giving rise thereto has taken place, without prejudice to the provisions of law regarding shares acquired by inheritance.

      Without prejudice to the provisions of the law, no shareholder may exercise at any general meeting of shareholders a number of voting rights greater than that corresponding to the number of shares he has declared in accordance with the law and the present Articles of Association at least forty-five (45) days before said general meeting, it being understood that he may validly vote those shares to which are attached voting rights amounting to less than three (3) percent of all voting rights existing on the date of the general meeting of shareholders, or falling between two successive thresholds.

ARTICLE 7 :

      The aforesaid shares are paid up in full.

      They may be either bearer shares or registered shares, as the shareholder may elect.

      The company may issue shares to be held in dematerialised form either by an increase in the share capital or by the conversion of shares existing as bearer or registerd shares into shares to be held in dematerialised form.

      Any shareholder may call for the conversion of its shares into bearer shares, registered shares or, as the case may be, shares to be held in dematerialised form.

ARTICLE 8 :

      With respect to the exercise of rights granted to shareholders, the company recognizes only one owner for each share.

      If there are several owners for one share, the company has the right to suspend the exercise of the rights connected with it until a single person has been designated as the owner of the share with regard to the company.


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ARTICLE 9 :

      The corporate capital may be decreased or increased by a resolution of the general shareholders' meeting.

      At the time of any increase of capital by the subscription of shares in cash, the holders of existing shares will have a right of pre-emption to subscribe the new shares in proportion to the number of shares they hold, unless the general shareholders' meeting, deliberating as for an amendment of the articles of association, decides otherwise.

      The Board of Directors determines the procedures regarding this right of preemption.

      The Board of Directors may increase the subscribed corporate capital on one or several occasions by up to an amount of fourteen billion six hundred eighty-seven million nine hundred eighty-six thousand five hundred twenty-two (14,687,986,522) francs according to procedures established by the Board, either by issuing voting or non-voting shares, by issuing debentures convertible into shares or with subscription rights or redeemable in the form of shares, or by issuing subscription rights. The increase in capital decided pursuant to this authorization may be carried out via contributions in cash or by contributions not in the form of cash within the limits permitted by company law, or via the incorporation of issue premiums or reserves into capital, whether available or unavailable for distribution, with or without an issue of new shares.

      This authorization is granted for a period of five (5) years commencing on the date of publication of this new paragraph of article 9 in the Supplement to the Belgian Official Gazette.

      This authorization may be renewed.

      The Board may also restrict or cancel, in the interests of the company, the pre-emption rights of the holders of existing shares, for the above-mentioned issues effected within the limits of the authorized capital.

      The Board of Directors is authorized explicitly to carry out, during the three years following the general meeting of May 10, 1996, increases in the corporate capital, under the conditions provided for in this article 9 and within the limits of company law, in the event of any public bid to purchase shares of the company, while restricting or cancelling the pre-emption right of shareholders in the interest of the company and this also in favor of one or several specific persons, who may or may not be members of the personnel of the company or its subsidiaries.

      If an increase in capital decided pursuant to the above authorization or power were to give rise to the payment of an issue premium, this must be paid into an unavailable account under the heading of issue premium which will constitute, in the same manner as the other investments, the third-party guarantee and which may be decreased or eliminated only by a resolution of the shareholders deliberating under the conditions of openness, quorum and voting majority provided under company law for the decrease of corporate capital.


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ARTICLE 10 :

      The heirs or creditors of a shareholder may not cause, for any reason whatsoever, seals to be affixed to the assets or properties of the company, or ask for the partition or public auction thereof, nor may they involve themselves in any manner in the management; for the purpose of exercising their rights, they must refer to the annual accounts of the company and to the resolutions of the general shareholders' meeting.

ARTICLE 11 :

      The company may acquire its own shares by a resolution of the general shareholders' meeting. However, if the company acquires its own shares with a view to their distribution among its personnel, the resolution of the general shareholders' meeting will not be required.

      The company may acquire its own shares, whether voting or non-voting, without a resolution of the general shareholders' meeting, by means of purchase or exchange, directly or through an intermediary acting in its own name but for the company's account, whenever such acquisition is necessary to avoid a grave and imminent danger to the company. This authorization is granted for a period of three (3) years commencing with the date of publication in the Supplement to the Belgian Official Gazette of the amendment to the Articles of Association adopted by the general meeting of May 10, 1996. This authorization may be renewed. Within the limits set by law, the company may dispose of shares thus acquired without a decision of the general meeting of shareholders.

The company may demand the repurchase either of all of its non-voting shares or of certain categories thereof, each category being determined by the date of issue.

                                   SECTION III

                     ADMINISTRATION, SUPERVISION, MANAGEMENT

ARTICLE 12 :

      The company is run by a board that consists of a minimum of seven and a maximum of twenty members.

      The supervision of the financial situation, the annual accounts and the compliance with company law and the articles of association, of the transactions to be recorded in the annual accounts, is entrusted to at least one and at most two statutory auditors. The statutory auditors will be chosen from among the members, either individuals or corporate bodies, of the "Institut des Reviseurs d'Entreprises" (Institute of Company Auditors) and they will have the title of "statutory auditor".

ARTICLE 13 :

      The directors are appointed for a maximum term of six years by the general meeting of shareholders.

      The statutory auditors are appointed for a term of three years by the general meeting of shareholders. The meeting determines their number and their remuneration.


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      The directors and the statutory auditors may be reelected.

ARTICLE 14:

      The Board of Directors elects from among its members a chairman and may elect one or several vice chairmen.

      It may form a management committee. It determines the powers thereof.

      It may entrust the management of all the business of the company or of any part or special branch thereof to one or to several persons.

      It may delegate both the day-to-day management and the representation of the company with regard to this management to one or to several persons.

      The Board of Directors and the persons in charge of the day-to-day management, the latter within the limits of this management, may also grant specific special powers to one or several persons of their choice.

      The powers of delegation and subdelegation provided in the paragraphs above include the power to set the remuneration and to determine the titles and duties pertaining to said delegation or subdelegation.

ARTICLE 15:

      The Board meets upon the chairman's invitation or, in his absence, upon that of one vice chairman or of one managing director or of one director/manager, as often as the interest of the company requires. The meetings are held at the registered office of the company or at any other place as determined by the Board.

ARTICLE 16:

      Resolutions of the Board are adopted by the majority of the votes present or represented.

      Resolutions will be valid only if they have been adopted by a minimum of five members of the Board. In the event of a tie, the chairman will have the casting vote.

      Absent directors may vote by letter, by telegram, by telex or by fax. They may give a proxy to a colleague, but no director may hold more than three votes.

      If the directors vote by letter, by telegram, by telex or by fax, the chairman of the Board may sign, on their behalf, the minutes referred to in the following article.

ARTICLE 17:

      The deliberations of the Board of Directors are recorded in minutes signed by the majority of the members of the Board who have taken part in the deliberations. The copies or extracts of these deliberations are valid when signed and delivered by the chairman of the Board of Directors or by two directors who hold the power of general representation under the provisions of article 19.


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ARTICLE 18:

      The Board of Directors has the power to perform all acts necessary or useful to achieve the corporate purpose, except for those reserved by law to the general shareholders' meeting.

      The Board of Directors has the right to issue mortgages or other debentures under the conditions which it deems the most appropriate.

ARTICLE 19:

      The company is validly represented in official records, including those where a public official or a notary is involved, and in court, by the chairman of the Board of Directors or by two directors who have the capacity of managing director or executive director and, within the limits of day-to-day management, by the chairman or by two persons in charge of this management, acting jointly.

      The company is also responsible for the acts of special attorneys acting within the limits of their power of attorney.

ARTICLE 20:

      The statutory auditors may consult at any time, jointly or individually, the books, correspondence, minutes and, generally, any documents and records of the company, without removing them.

      The statutory auditors draw up a report in view of the annual general shareholders' meeting.

ARTICLE 21:

      The remuneration of the statutory auditors will consist of a fixed amount set at the commencement of their term of office by the general shareholders' meeting. It may be changed by agreement of the parties.

ARTICLE 22:

      In the event of the vacancy of a director's post, the other directors have the right to designate a temporary replacement. In this event, the next general shareholders' meeting will proceed with the definitive election.

                                   SECTION IV

                         GENERAL SHAREHOLDERS' MEETINGS

ARTICLE 23:

      The general shareholders' meeting represents all of the shareholders.

      Resolutions validly adopted will be binding on absent or dissenting shareholders.

      The general shareholders' meeting holds those powers determined by law.


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ARTICLE 24:

      Each shareholder may be represented at the general shareholders' meeting by another shareholder who has the right to vote and who holds a special proxy.

      Underage and mentally infirm persons are represented by their guardian, and corporate bodies such as commercial companies may be represented by an authorized agent, and spouses may be represented by their partner in marriage, even if such representatives are not shareholders, provided that they hold a special proxy.

      The body convening the meeting may determine the form of proxy and require that it be submitted at the place and within the period of time determined by said body.

      Co-owners, usufructuaries and bare owners, pledgees and pledgors may be represented only by one and the same person.

ARTICLE 25:

      The Board of Directors and the statutory auditor may call an extraordinary general shareholders' meeting. Convening of the meeting will be legally required if it is requested by a number of shareholders representing one fifth of the corporate capital.

ARTICLE 26:

      Each year, on the second Friday of the month of May, at 3 p.m. or, if this day is a legal holiday or the day following a legal holiday, on the next working day, with the exception of Saturday, will be held in the Brussels-Capital Region, at the place specified in the notices, an ordinary general shareholders' meeting for the purpose of hearing the management report and the report of the statutory auditors, discussing and, if necessary, approving the annual accounts, appointing the directors or the statutory auditors in the cases provided for in these articles of association and, in general, deliberating on any items on the agenda.

      After the annual accounts have been approved, the meeting decides by a special vote on the discharge granted to the directors and statutory auditors.

ARTICLE 27:

      Notice of the meeting will be issued in accordance with the formalities prescribed by company law.

ARTICLE 28:

      In order to attend general shareholders' meetings, owners of bearer shares must deposit their shares, at least five (5) working days in advance of the meeting, at such institutions as the Board of Directors may specify.

      They will be admitted to the general shareholders' meeting upon production of a certificate showing that the deposit has been made.

      Owners of registered shares must inform the Board of Directors, at least five (5) working days in advance of the meeting, of their intent to attend the general shareholders' meeting.


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      Owners of shares held in dematerialised form must deposit, at least five
(5) working days in advance of the meeting, at such institutions as the Board of Directors may specify, a certificate drawn up by the accredited accountholder or by the clearing institution showing that the aforementioned shares will be unavailable as at the date of the general meeting.

ARTICLE 29:

      The meeting is valid whatever the number of shareholders attending or represented, and resolutions will be adopted by the absolute majority of votes validly represented, without prejudice to article 31.

      Each holder or owner of shares will have one vote per voting share, within the limits imposed by law.

      Voting will be secret if this is requested by five members of the meeting. In the event of a tie, the proposal will be dismissed.

ARTICLE 30:

      The meeting is presided over by the chairman of the Board of Directors or by the or a vice chairman or, in their absence, by the director appointed by the Board.

      The chairman appoints the secretary and two tellers who shall be the officers of the meeting together with him.

      The minutes of the meetings are kept in a special file. They are validly signed by the officers of the meeting and by the shareholders who so request. Any copies or extracts to be issued by the company are to be signed by the chairman of the Board of Directors or by two directors who hold the general power of attorney under the provisions of article 19.

      Whatever the items on the agenda, the Board of Directors will have the right, following the opening of discussion, to postpone any ordinary or extraordinary meeting for a maximum of three weeks.

      This postponement, announced by the chairman prior to the closing of the meeting and mentioned in the minutes, will annul any resolution adopted.

      The shareholders must be convened again for the date set by the Board, with the same agenda.

      The formalities complied with to attend the first meeting, including the deposit of shares and proxies, will remain valid for the second meeting.

      New deposits will be admitted within the periods of time provided for under the articles of association. The postponement may take place once only. The second general shareholders' meeting will decide definitively on the items on the agenda.

ARTICLE 31:

      A general shareholders' meeting specially convened for this purpose, in the form prescribed in article 27 above and under the conditions of openness, quorum and majority provided in company law, may amend these articles of association.


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                                    SECTION V

                        BALANCE SHEET, RESERVE, DIVIDEND

ARTICLE 32:

      The financial year of the company commences on the first of January and ends on the thirty-first of December.

      On the thirty-first of December of each year, the financial year and the books are closed. The Board of Directors draws up an inventory and the annual accounts, including the balance sheet, the profit and loss statement and the appendix, these annual accounts forming one whole.

      The aforesaid inventory and annual accounts are drawn up in accordance with the laws on accounting, both general and particular, applicable to the company.

ARTICLE 33:

      From the profits of the business year, plus any amounts previously carried forward, will be deducted the amounts necessary to constitute the legal reserve and any other reserves.

      From the balance, the general shareholders' meeting may decide to allocate an amount to the remuneration of the shareholders and a portion not exceeding five percent of this remuneration to the Board of Directors, the management and the executive personnel, and for donations.

      Any surplus will again be carried forward.

      The payment of dividends will be made at the times and places determined by the Board of Directors. An interim dividend, as an advance on the final dividend for the financial year, may be paid if so decided by the Board of Directors.

                                   SECTION VI

                             WINDING-UP, LIQUIDATION

ARTICLE 34:

      The winding-up of the company may be voted:

      1.            under the conditions provided in company law;

      2.            in the cases provided in company law.

ARTICLE 35 :

      In the event of winding-up of the company, liquidation will take place according to the method specified by the general shareholders' meeting, which will appoint the liquidator(s) and determine their remuneration.

      After all the debts and obligations and the expenses of liquidation have been settled, the assets will first be used to redeem the shares on the basis of five hundred


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francs per share paid up in full; if all the shares have not been paid up in the same proportion, the liquidators must treat all the shares equally, either by calling for additional funds as regards shares paid up to a lesser extent, or by greater reimbursement for shares more fully paid up, taking into account the basis of redemption determined above.

      Any available balance will be distributed in equal amounts amongst all the shares.

                                   SECTION VII

                               GENERAL PROVISIONS

ARTICLE 36:

      Each registered shareholder and each director or statutory auditor must establish his domicile in Brussels. If they fail to comply with this provision, their domicile will be presumed to be at the registered office of the company, where any notifications and summonses may be validly made.

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